EXHIBIT 99.1

[AMERICAN PHARMACEUTICAL PARTNERS, INC. LOGO]

Contacts:	American Pharmaceutical Partners, Inc.

Nicole Williams

Chief Financial Officer

(847) 330-1368

Robert Jaffe/Rob Whetstone

PondelWilkinson MS&L

(323) 866-6050

AMERICAN PHARMACEUTICAL PARTNERS REPORTS 2003 THIRD QUARTER

NET SALES OF $90.4 MILLION, 73% NET INCOME GROWTH AND EPS OF $0.25

Third Quarter 2003 Highlights:

■	Net sales increase 28% to $90.4 million with gross margin of 54%
■	Net income rises to $18.3 million, or $0.25 per diluted share, from $10.6 million, or $0.14 per diluted share, in the 2002 third quarter
■	Operating profit up 64% to $30.6 million at a 34% operating margin
■	Details on the Phase III clinical study of ABRAXANE™ to be presented in December at San Antonio Breast Cancer Symposium

Nine-month 2003 Highlights:

■	Net sales increase 35% to $262.1 million
■	Net income rises 106% to $55.2 million, or $0.76 per diluted share, from $26.7 million, or $0.35 per diluted share, in the 2002 period
■	Five ANDA approvals year-to-date with 18 pending at FDA

Conference call scheduled for 11:30 a.m. EDT, Thursday, October 23, 2003; Simultaneous webcast available at www.appdrugs.com and www.fulldisclosure.com

SCHAUMBURG, IL – October 23, 2003 – American Pharmaceutical Partners, Inc. (NASDAQ: APPX), today reported continued strong sales and net income for the third quarter and nine-month periods ended September 30, 2003.

For the 2003 third quarter, net sales increased 28% to $90.4 million, versus $70.6 million in the same quarter a year ago. Net income rose 73% to $18.3 million, or $0.25 per diluted share, compared with $10.6 million, or $0.14 per diluted share, in the third quarter last year. Net income for the most recent quarter includes $2.0 million of ABRAXANE™ (ABI-007) pre-launch expenses, equal to approximately $0.02 per diluted share. For all periods presented, per share calculations reflect a three-for-two stock split in the form of a stock dividend paid on September 2, 2003.

In the third quarter, the $19.8 million increase in net sales and the increase in gross profit margin from 47.1% to 53.7% was due primarily to strong demand for recently launched products and continued favorable market conditions for the company’s more mature products.

Research and development (R&D) costs were $5.0 million and $2.7 million in the 2003 and 2002 third quarters, respectively. The $2.3 million increase in R&D expense resulted from increased cost of raw material in development activity and to final pre-production work on products in late-stage development, including ABRAXANE™.

As compared to the same quarter last year, selling, general and administrative (SG&A) costs increased $1.4 million, or 12%, in the 2003 third quarter. The increase in SG&A expense resulted primarily from costs related to higher sales volume, increased headcount, continued infrastructure investment and sales and marketing expense related to ABRAXANE™. As a percentage of sales, SG&A expense declined to 14.7% of sales from 16.8% of sales in the 2002 third quarter.

Due largely to the 28% sales growth and increased gross margin, operating profit grew to 33.9% of sales in the 2003 third quarter as compared with 26.4% in last year’s third quarter. Income from operations increased $11.9 million to $30.6 million in the 2003 third quarter as compared to the prior year quarter.

For the first nine months of 2003, net sales rose 35% to $262.1 million, from $193.5 million for the same period last year. Net income grew 106% to $55.2 million, compared with $26.7 million in the first nine months of 2002. Net income for the 2003 nine-month period included $3.8 million of ABRAXANE™ pre-launch expenses, equal to approximately $0.04 per diluted share.

The company generated operating cash flow of $22.4 million in the 2003 third quarter and $57.7 million year-to-date. Cash and cash equivalents were $63.2 million at September 30, 2003, up $17.2 million from June 30, 2003. The company currently has approximately $72 million in cash as well as $50 million available under its credit facility.

“The strength of our generic product portfolio was evidenced again this quarter,” said Patrick Soon-Shiong, M.D., chairman, president and chief executive officer of American Pharmaceutical Partners. “Both mature and recently launched products contributed significantly to sales and profit growth. Year to date, we have received five ANDA approvals, including two tentative approvals, and presently have 18 ANDAs pending with the FDA.

“This quarter also marked a significant milestone for ABRAXANE™ where an initial analysis of the data indicates that the primary efficacy endpoint has been exceeded in the pivotal Phase III clinical trial of 460 patients with metastatic breast cancer versus TAXOL®,” continued Soon-Shiong. “We are looking forward to the presentation of detailed analysis of the Phase III trial in December and are diligently working on completing the submission of the NDA. We are moving quickly toward the launch of ABRAXANE™, having acquired paclitaxel raw material inventory of $14 million in the third quarter and establishing our sales, marketing, educational and Phase IV clinical trial programs.” The Phase III data will be presented during the late-breaker session at the San Antonio Breast Cancer Symposium on December 5, 2003. The company clarified that a 10-15 minute oral presentation of the ABRAXANE™ data will be given during a symposium that will begin at 7:00 p.m., however, the actual time slot has not yet been determined.

Forward Looking Information

The company projects full-year 2003 net sales of approximately $345 million, in line with the guidance provided in the second quarter and exceeding initial sales guidance of 20% over 2002 levels. Based on present market variables, APP expects that fourth quarter gross profit margin will approximate the gross margin of 55% of net sales posted for the first nine months of 2003. Pre-launch ABRAXANE™ expenses totaled $2.0 million in the third quarter and $3.8 million year to date. Given the positive findings of the Phase III data that have been previously announced, the company has accelerated and expanded a number of marketing and educational programs, and expects to incur pre-launch costs in the 2003 fourth quarter of $5-6 million, bringing the total 2003 ABRAXANE™ pre-launch costs to approximately $9 million. It is now anticipated that the costs for ABRAXANE™ in 2004 prior to launch (excluding milestone payments) will approximate $20 million.

Conference Call Information and Forward-Looking Statements

On Thursday, October 23, 2003, the company will host a conference call with interested parties beginning at 11:30 a.m. (EDT) to review the results of operations for the third quarter ended September 30, 2003. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements and clinical developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.fulldisclosure.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for one year beginning at approximately 3:00 p.m. (EDT), October 23, 2003.

About American Pharmaceutical Partners, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. APP has acquired the exclusive North American rights to manufacture and market ABRAXANE™, a proprietary nanoparticle injectable oncology product that has completed Phase III clinical trials for metastatic breast cancer and for which the FDA has granted “Fast Track” product status. The NDA submission has commenced and is now ongoing. The company believes that it has established the only commercial scale, protein-engineered nanoparticle manufacturing capability in the United States. For more information, visit APP’s website at www.appdrugs.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, the impact of pharmaceutical industry regulation, the difficulty in predicting the timing or outcome of product development efforts and FDA or other regulatory approvals or actions including the approval of ABRAXANE™, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties, actual results achieved in further Phase II and III trials for ABRAXANE™ may or may not be consistent with results achieved to date, the timing and completion of the ABRAXANE™ filing and other risk factors discussed in the Company’s Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.

TAXOL is a registered trademark of Bristol-Myers Squibb Company.

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FINANCIAL TABLES FOLLOW

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended September 30,			Nine months ended September 30,
	2003	2002	% Change	2003	2002	% Change
Net sales	$90,354	$70,599	28%	$262,115	$193,490	35%
Cost of sales	41,817	37,317	12%	116,792	103,501	13%

Gross margin	48,537	33,282	46%	145,323	89,989	61%

Percent to sales	53.7%	47.1%		55.4%	46.5%
Operating expenses:
Research and development costs	4,987	2,722		16,130	10,362
Selling, general and administrative	13,256	11,840		37,389	31,733
Other	(295)	51		(60)	700

Total operating expenses	17,948	14,613	23%	53,459	42,795	25%
Percent to sales	19.9%	20.7%		20.4%	22.1%
Income from operations	30,589	18,669	64%	91,864	47,194	95%
Percent to sales	33.9%	26.4%		35.0%	24.4%
Other income (expense), net	411	350		1,632	704

Income before income taxes	31,000	19,019	63%	93,496	47,898	95%
Percent to sales	34.3%	26.9%		35.7%	24.8%
Income tax expense	12,710	8,433		38,333	21,150

Net income	$18,290	$10,586	73%	$55,163	$26,748	106%

Percent to sales	20.2%	15.0%		21.0%	13.8%
Net income per share:
Basic	$0.26	$0.15		$0.79	$0.36

Diluted	$0.25	$0.14		$0.76	$0.35
Weighted—average common shares outstanding:
Basic	69,585	71,606		69,643	73,515

Diluted	72,807	74,051		72,693	76,287

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2003	December 31, 2002
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$63,176	$39,771
Accounts receivable, net	22,559	21,278
Inventory, net	100,161	77,736
Prepaid expenses and other	6,873	3,610
Deferred income taxes	5,698	5,698

Total current assets	198,467	148,093

Property, plant and equipment, net	73,547	62,637
Other assets	11,654	10,246

Total assets	$283,668	$220,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,109	$13,670
Accrued expenses	33,747	26,598

Total current liabilities	57,856	40,268
Non current liabilities	—	—

Total liabilities	57,856	40,268
Stockholders’ Equity
Common stock	76	50
Additional paid-in capital	199,473	189,630
Amounts due from American BioScience, Inc.	(22,924)	(22,567)
Deferred stock-based compensation	(1,664)	(1,976)
Retained earnings	107,020	51,857
Accumulated other comprehensive income (loss)	105	(11)
Less treasury stock, at cost and inclusive of fees	(56,274)	(36,275)

Total stockholders’ equity	225,812	180,708

Total liabilities and stockholders’ equity	$283,668	$220,976